Exhibit 5.3

CONSENT OF DENTONS CANADA LLP

We hereby consent to the reference to our firm in the prospectus included in this Amendment No. 2 to the Registration Statement on Form F-10, to be filed with the United States Securities and Exchange Commission, on the cover page and under the captions “Enforcement of Judgments Against Foreign Persons or Companies”, “Eligibility for Investment”, “Certain Canadian Federal Income Tax Considerations” and “Interests of Experts”.

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended.

/s/ Dentons Canada LLP
DENTONS CANADA LLP

April 7, 2016

Calgary, Canada